Exhibit 2.1
Harmony Notice of meeting
HARMONY GOLD MINING COMPANY LIMITED
Incorporated in the Republic of South Africa
Registration Number 1950/038232/06
(“Harmony” or “Company”)
JSE Share code: HAR
NYSE Share code: HMY
ISIN Code: ZAE 000015228
Directors: P T Motsepe* (Chairman),
G P Briggs (Acting Chief Executive Officer),
F Abbott (Interim Chief Financial Officer), J A
Chissano*#, F F T De Buck*, Dr D S Lushaba*,
C Markus *, M J Motloba*, C M L Savage*
and A J Wilkens*
*Non-Executive; #Mozambican
Secretary: M P van der Walt
Please refer to the Annual Report for details of the
Company’s directors and management, its major
shareholders, material changes,
contingencies, directors’ interests
in securities, share capital
and the Directors’
Responsibility
Statement.
NOTICE TO SHAREHOLDERS
Notice is hereby given that the annual general meeting of Harmony will be held on 26 November 2007 at 11:00 at the Michelangelo Hotel, 67 West Street, Sandton (map below) to consider and, if deemed fit, pass, with or without modification, the following ordinary and special resolutions –
ORDINARY BUSINESS
ORDINARY RESOLUTION NUMBER 1
Adoption of financial statements 2006/2007
“Resolved that the consolidated audited annual financial statements of the Company and its subsidiaries for the year ended 30 June 2007 be received and adopted.”
The reason for proposing Ordinary Resolution Number 1 is to receive and adopt the consolidated annual financial statements of the Company and its subsidiaries for the last completed financial year. These are contained within the Annual Report.
ORDINARY RESOLUTION NUMBER 2
Election of director

“Resolved that Mr G P Briggs, whose period of office terminates, in accordance with the Company’s articles of association, on the date of this annual general meeting and who is eligible and available for election, be and is hereby elected as a director of the Company. (Mr G P Briggs’ CV appears in the Annual Report under the heading Directorate).”
The reason for proposing Ordinary Resolution Number 2 is that Mr G P Briggs, having been appointed a director, since the previous annual general meeting, holds office only until this annual general meeting.
ORDINARY RESOLUTION NUMBER 3
Election of director
“Resolved that Ms C Markus, whose period of office terminates, in accordance with the Company’s articles of association, on the date of this annual general meeting and who is eligible and available for election, be and is hereby elected as a director of the Company. (Ms C Markus’ CV appears in the Annual Report under the heading Directorate).”
The reason for proposing Ordinary Resolution Number 3 is that Ms C Markus, having been appointed a director, since the previous annual general meeting, holds office only until this annual general meeting.
ORDINARY RESOLUTION NUMBER 4
Election of director
“Resolved that Mr A J Wilkens, whose period of office terminates, in accordance with the Company’s articles of association, on the date of this annual general meeting and who is eligible and available for election, be and is hereby elected as a director of the Company. (Mr A J Wilkens’ CV appears in the Annual Report under the heading Directorate).”
The reason for proposing Ordinary Resolution Number 4 is that Mr A J Wilkens, having been appointed a director, since the previous annual general meeting, holds office only until this annual general meeting.
ORDINARY RESOLUTION NUMBER 5
Re-election of director
“Resolved that Mr P T Motsepe, who retires in terms of the Company’s articles of association and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company. (Mr P T Motsepe’s CV appears in the Annual Report under the heading Directorate).”

The reason for proposing Ordinary Resolution Number 5 is that Mr P T Motsepe retires as a director of the Company by rotation.

ORDINARY RESOLUTION NUMBER 6
Re-election of director
“Resolved that Mr J A Chissano, who retires in terms of the Company’s articles of association and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company. (Mr J A Chissano’s CV appears in the Annual Report under the heading Directorate).”
The reason for proposing Ordinary Resolution Number 6 is that Mr J A Chissano retires as a director of the Company by rotation.
ORDINARY RESOLUTION NUMBER 7
Remuneration of directors
“Resolved that the fees payable to non-executive directors be increased by between 7% and 8%.
The reason for proposing Ordinary Resolution Number 7 is to ensure that directors’ remuneration remains competitive.
ORDINARY RESOLUTION NUMBER 8
Re-appointment of external auditors
“Resolved that the re-appointment of PricewaterhouseCoopers Inc. as the external auditors of the Company be and is hereby approved.”
The reason for proposing Ordinary Resolution Number 8 is to approve the reappointment of PricewaterhouseCoopers Inc. as the auditors of the Company.
ORDINARY RESOLUTION NUMBER 9
Placing 10% of the unissued ordinary shares of the company under directors’ control.
“Resolved that the directors of the Company be and are hereby authorised as a general authority, to allot and issue, after providing for the requirements of the Harmony (1994) Share Option Scheme, the Harmony (2001) Share Option Scheme, the Harmony (2003) Share Option Scheme and the Harmony 2006 Share Option Scheme Plan, up to 10% of the authorised but unissued ordinary shares of 50 cents each in the share capital of the Company, being 80,027,837 ordinary shares of 50 cents each as at 3 September 2007, at such time or times to such person or persons; or bodies corporate upon such terms and conditions as the directors may from time to time in their sole discretion determine, subject to the provisions of the Companies Act and the JSE Listings Requirements.”

This Ordinary Resolution Number 9 is required in order to comply with the provisions of section 221 of the Companies Act and has been limited to ensure that not all of the current unissued share capital, being 800,278,374 ordinary shares as at 3 September 2007, be placed under the control of the directors.
Such general approval to the directors shall only be valid until the next annual general meeting of the company. Such approval may, however, be varied, or revoked by any general meeting of the company prior to such annual general meeting.
The reason for proposing Ordinary Resolution Number 9 is that the directors consider it advantageous to enable the Company to take advantage of any business opportunity which might arise in the future.
ORDINARY RESOLUTION NUMBER 10
Issuing of shares for cash
“Resolved that the directors of the Company be and are hereby authorised to allot and issue equity securities (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash (or the extinction of a liability, obligation or commitment, restraint(s), or settlement of expenses) on such terms and conditions as the directors may from time to time at their sole discretion deem fit, but subject to the following JSE Listings Requirements –
a) the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;
b) the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;
c) securities which are the subject of general issues for cash –
(i)	in the aggregate in any one financial year may not exceed 10% of the Company’s relevant number of equity securities in issue of that class (for purposes of determining the securities comprising the 10% number in any one year, account must be taken of the dilution effect, in the year of issue of options/convertible securities, by including the number of any equity securities which may be issued in future arising out of the issue of such options/convertible securities);

(ii)	of a particular class, will be aggregated with any securities that are compulsorily convertible into securities of that class, and, in the case of the issue of compulsorily convertible securities, aggregated with the securities of that class into which they are compulsorily convertible;

(iii)	(iii) as regards the number of securities which may be issued (the 10% number), shall be based on the number of securities of that class in issue added to those that may be issued in future (arising from the conversion of options/convertible securities), at the date of such application –
(1) less any securities of the class issued, or to be issued in future arising from options/convertible securities issued, during the current financial year;
(2) plus any securities of that class to be issued pursuant to –
(aa) a rights issue which has been announced, is irrevocable and is fully underwritten; or
(bb) an acquisition (which has had final terms announced) may be included as though they were securities in issue as at the date of application;
d) the maximum discount at which equity securities may be issued is 10% of the weighted average traded price of such equity securities measured over the 30 business days prior to the date that the price of the issue is determined or agreed by the directors of the Company. The JSE will be consulted for a ruling if the Company’s securities have not traded in such 30 business day period.”
The approval of a 75% majority of the votes cast by shareholders present or represented by proxy at the annual general meeting is required for this resolution to be effective.
The reason for proposing Ordinary Resolution Number 10 is that the directors consider it advantageous to enable the Company to take advantage of any business opportunity which might arise in the future. The proposed authority is in compliance with the JSE Listings Requirements relating to the issues for cash.
VOTING AND PROXIES
Each shareholder of Harmony who, being an individual, is present in person or by proxy, or, being a company, is represented at the general meeting is entitled to one vote on a show of hands. On a poll, each shareholder present in person or by proxy or represented shall have one vote for every share held by such shareholder. A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend, speak and vote in his stead. A proxy need not be a shareholder of Harmony.
Certificated shareholders and ‘own name’ dematerialised shareholders who are unable to attend the general meeting, but wish to be represented thereat must complete and return the attached form of proxy to the transfer of secretaries of Harmony, being Link Market Services South Africa (Proprietary) Limited or Capita Registrars, to reach them by no later than 10:00 (SA time) on 22 November 2007.
The completion of a form of proxy will not preclude a shareholder from attending, speaking and voting at the general meeting to the exclusion of the proxy so appointed.
Dematerialised shareholders, other than those who have elected ‘own name’ registration, who wish to attend the general meeting must request their Central Securities Depository Participant (CSDP) or broker to provide them with a letter of representation or must instruct their CSDP or broker to vote by proxy on their behalf in terms of the agreement entered into between the shareholder and its CSDP or broker.
By order of the Board
Harmony Gold Mining Company Limited
M P van der Walt
Company Secretary
Virginia,
South Africa
25 September 2007